EXHIBIT 17.2

                   RESIGNATION LETTER OF CAROLINE P. ANDERSON

                                                              Page 6 of 11 pages

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June 17, 1997





Classic Restaurants International, Inc.
3500 Parkway Lane, Suite 435
Norcross, Ga  30092

To:  Mr. James R. Shaw - Chairman of the Board of Directors

     I Caroline P. Anderson, due hereby resign effective this date as Executive Vice Presi dent, Corporate Secretary, Chief Financial Officer, Chief Operating Officer and Director of Classic Restaurants International, Inc. Including any and all other positions that I presently hold in the corporation and/or it's subsidiaries/affiliates.

     This resignation is hereby given due to professional differences concerning the guidance and direction of Classic Restaurants International, Inc. and it's subsidiaries/affiliates.

Sincerely,

/s/Caroline P. Anderson
Caroline P. Anderson

cc:   Fay Matsukage
      Robert J. Mottern
      Daniel Howell

                                                              Page 7 of 11 pages

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